Exhibit 10.34
INTENT AGREEMENT OF CONFORMITY OF POWER PURCHASE AND
SUPPLY IN RONGPING SUPPLY AREA
Party A: Fujian Province Pingnan County Power Supply Co., Ltd.
Party B: Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd.
Party C: Pingnan County Hengli Hydroelectric Co., Ltd. (the old Lidaping Power Station)
Party D: Pingnan County Yuheng Hydropower Co., Ltd. (the old Yuanping Power Station)
In accordance with the Work Plan for the Clearance of the Illegal Power Supply and the Rectification and Regulation of the Business Areas of Power Supply of Fujian Province (Min Dian Zheng [2007] No.1) issued by the Working Team for the Power Supply Business Areas Rectification and Regulation and Direct Power Supply of Fujian Province, with the coordination of the Committee of Pingnan County, the People’s Government of Pingnan County and the Power Bureau of Ningde City, on the principles of “Separation of Purchase and Sale, Respect for History, Win-Win of All Parties, and Gradual Transition”, after consultations, Party A, Party B, Party C and Party D hereby reach agreement as follows:
I	In order to regulate the power supply and usage, on the principle of the Separation of Purchase and Sale, both Party C and Party D agree to connect the old Lidaping Power Station (“Lidaping Station”) and the old Yuanping Power Station (“Yuanping Station”) respectively owned by them directly with the grid of Party A, and sell all power to Party A; Party B agrees to accept the power supplied by Party A and not to accept other power directly supplied by any power generation enterprise or other grid enterprises; and Party A is responsible for the supply of all power required for the production and operation of Party B.

II	In order to support Party B’s development, in accordance with Ming Dian Zheng [2007] No.1, and on the principle of Respect for History, Party A agrees to carry out the transitional tariff within the three-year period of this Agreement, and settle the electricity fees in accordance with the following three different power sources and corresponding tariffs:
1.	The Output of Lidaping Station and Yuanping Station
(1)	During the three-year transitional period of this Agreement, Party A will collect the electricity fees which are calculated on the basis of the three-year transitional sale tariff approved by the Price Bureau of Fujian Province from Party B by the month in accordance with the actual on-grid power quantities (on Party A’s grid) from Party C (Lidaping Station) and Party D (Yuanping Station). Such three-year transitional sale tariff shall be decided in accordance with the basic on-grid power price of Lidaping Station and Yuanping Station, which have been approved by the Price Bureau of Ningde City, plus the tax and reasonable expenditures occurred at the power supply procedures, and then be applied to the Price Bureau of Fujian Province for approval.

(2)	Lidaping Station owned by Party C and Yuanping Station owned by Party D shall carry out the power generation according to the Coordination Meeting Minutes concerning the Dispatching of the Power Generation of Lidaping and Yuanping Reservoirs by Fujian Province Power Co., Ltd. (Zhuan Ti Hui Yi Ji Yao [2007] No.19), namely, the dispatching agreement on power generation for “Two Reservoirs and Four Stations”. During the three-year transitional period as provided in this Agreement, Party C undertakes that Lidaping Station shall supply the power output in accordance with the agreement entered into by and between Party B and Party C (Lidaping Station); and Party D undertakes that Yuanping Station shall supply all power output produced in a three-year period or in the volume of 300,000,000 kwh.

With respect to the on-grid tariff (connected to Party A’s power grid) of the aforesaid two power stations, Party C and Party D shall be responsible for submitting relevant applications to the Price Bureau of Ningde City for approval in accordance with relevant power tariff regulations of Fujian Province.

(3)	In order to speed up the performance of this Agreement, all Parties agree that, after the effectiveness of this Agreement, Party A shall advance to Party C and Party D the electricity fees for the on-grid output supplied by Lidaping Station and Yuanping Station at prices of RMB 0.335/kwh and RMB 0.20/kwh respectively and temporarily, and Party C and Party D shall issue the value-added tax invoice at a rate of 17%; in the event that Party C and Party D issue the value-added tax invoice at a rate of 6%, then the tariff for the settlement of the electricity fees payable to Party C and Party D shall be RMB 0.3035 /kwh and RMB 0.181/kwh respectively.

Party A shall settle with Party B the electricity fees in advance for the power output supplied by Party C and Party D at tariffs of RMB 0.355/kwh (including the additional power municipal public utility fees of RMB 0.008/kwh and the value-added tax at a rate of 17%) and RMB 0.215/kwh (including the additional power municipal public utility fees of RMB 0.008/kwh and the value-added tax at a rate of 17%). The tax for the aforesaid additional power municipal public utility fees of RMB 0.008/kwh, which is included in the power tariff, shall be paid by the benefiting department, deducted from the additional fees, and refunded to Party A.

Party A shall immediately clear the aforesaid pre-settled electricity fees with

Party B, Party C and Party D upon the official approval for the on-grid tariff and the transitional sale tariff on the principle of refund for any overpayment or additional payment for any shortfall.
2.	The Power Ouput Margin of the Small Hydroelectricity in Pingnan County during the High Flow Period

Party A shall, in accordance with annual water flow conditions, actively organize and dispatch the power output margin of the small hydroelectricity in Pingnan County during the high flow period for the use of Party B, and collect electricity fees from Party B in accordance with the sale tariff approved by the Price Bureau of Ningde City. For the year of 2007, in accordance with the Reply of the Price Bureau of Ningde City in relation to the Promotion Price Executed for the Portion of the Power Output Margin of Fujian Province Pingnan County Power Supply Co., Ltd. (Ning Jia Shang [2007] No.89), the power output margin of the small hydroelectricity during the high flow period organized and dispatched by Party A shall be 20,000,000 kwh or more and the sale tariff thereof shall be RMB 0.33/kwh.

3.	The Grid Output Portion

In the event that the annual power used by Party B exceeds the aforesaid two kinds of power, the power tariff for the excess power output purchased from the provincial grid shall execute the power tariff of the big industries of the power grid of Pingnan County approved by the Price Bureau of Fujian Province, and implement the peak and valley power tariff method. According to the regulations of Price Bureau of Fujian Province, the current power tariff for the big industries of the power grid of Pingnan County is RMB 0.430/kwh, and the basic tariff is RMB 16 per month per kilovar. In consideration of the current affording ability of the power tariff of Party B, Party A and Party B shall make joint efforts to obtain the support from the price department, which approves that during the transitional period, it will not collect basic electricity fees from Party B by means of power use capacity for the time being, instead, the basic tariff shall be converted into the tariff of RMB 0.04/kwh and the collection shall be made in accordance with the actual use volume of the power.

4.	For the purpose of avoiding the fund occupation of each other, Party B undertakes that the electricity fees for the above-mentioned various power output shall be paid to Party A in three installments on the 10th and 20th day of each month and within five days after the meter copying. Party B shall be liable for breach of contract in case of any delayed payment. Under such circumstances, Party A has the right to collect liquidate damages for the delayed payment of electricity fees pursuant to the provisions of the Regulations on the Supply and Utilization of Electricity and the Power Supply Operation Regulations, and the liquidated damages shall be calculated at a rate of 2‰ of the unpaid amount of the electricity fees per day.

III Power Supply Plans
1.	The Final Plan (π Connection Plan)

Party A will disconnect the 110KV line (Rongyuan Line) from Yuanping Power Station to Party B at the point near Jiayang Substation, and connect double-circuit lines into the Jiayang Substation of Party A (See attached Drawing I). Party A, Party B and Party D agree that the investment fund for such plan shall be divided as follows: Party A shall pay all investment fund for the civil construction of the interval, and the investment for the lines and interval shall be carried out as agreed by Party B and Party D.

2.	35kv Temporary Power Supply Plan

Before the implementation of the Final Plan, Party A connects Rongli Line in a “T” form to the 35kv switch interval of Jiayang Substation and temporarily supplies power to Party B through 35kv line (See attached Drawing II).

3.	110kv Temporary Power Supply Plan

Before the implementation of the Final Plan, in the event that the temporary 35kv power supply line is unable to satisfy the power usage demand of Power B, after the full payment of 20% of the project fees by Party B in accordance with Clause 5 hereof (approximately in the amount of RMB400,000 on the basis of the design budget), Party A is responsible for the coordination of the 110kv temporary power supply line from Jiayang Substation to Lidaping Switching Station to New Yuanping Station to Yuanping Station to Party B (See attached Drawing III).
IV Metering Method
Party A, Party B and Party D shall, on the principle of “Separation of Sale and Purchase and Facilitating Calculation”, separately negotiate and execute the agreement on the design and installation of metering devices, which shall serve as the supplemental agreement to this Agreement.
V Miscellaneous
1.	Before the start-up of the 110kv temporary power supply line by Party A, Party B shall pay 20% of the design and construction fees for the Final Plan (π Connection Plan) on the basis of the design budget, which shall be borne by Party B, within five days commencing from the effectiveness of this Agreement.

The project fund assumed by the Parties shall be paid in time in accordance with the project schedule. Party A, Party B and Party D shall negotiate and enter into agreement regarding the payment of the project fund (as the supplemental agreement to this Agreement).

2.	Party A undertakes that, upon the full payment of 20% of the construction fees assumed by Party B, Party A shall be responsible to start up the 110kv temporary power supply line within one month; in case that Party A fails to do so as scheduled, the 20% of the construction fees advanced by Party B shall be set off against the electricity fees payable to Party A by Party B.

3.	Party B undertakes that it will not carry out any electric connection with any other power girds other than the grid of Party A until the consent of Party A is granted, otherwise, Party B will assume all liabilities incurred therefrom.

4.	The additional municipal public utility power fees shall be levied in accordance with relevant regulations. In the event that Party B applies to the people’s government of Pingnan County for the reduction or exemption of such fees, Party A shall reimburse such fees to Party B upon the governmental approval.

5.	The four Parties to this Agreement agree to execute the power supply and purchase contract in accordance with this Agreement and relevant regulations.
VI	In case of any conflict between this Agreement and the national laws, regulations and policies, the Parties shall comply with relevant national laws, regulations and policies. Any issue, which is not covered in this Agreement, shall be resolved among the Parties through friendly consultation.

VII	The valid term of this Agreement shall be from September 1, 2007 to August 31, 2010.

VIII	This Agreement shall be executed in eight counterparts, and each of Party A, Party B, Party C and Party D shall hold two counterparts.

Party A: Fujian Province Pingnan County Power Supply Co., Ltd.
(seal)
Signature of the Representative of Party A:
Party B: Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd.
(seal)
Signature of the Representative of Party B:
Party C: Pingnan County Hengli Hydroelectric Co., Ltd.
(seal)
Signature of the Representative of Party C:
Party D: Pingnan County Yuheng Hydropower Co., Ltd.
(seal)
Signature of the Representative of Party D:
August 31, 2007